Exhibit 99.1

FOR RELEASE: Tuesday, July 29, 2003 at 3 a.m. Pacific

Media Contact:	Chuck DeVore
Vice President, Communications
(949) 975-1550

SM&A Reports Second Quarter Net Income Growth of 115%

Company Posts Revenue Growth of 38%

NEWPORT BEACH, Calif., July 29, 2003—SM&A (Nasdaq: WINS), today announced continued strong financial performance for the second quarter of 2003. SM&A is the world’s leading provider of proposal management and consulting services and a leading provider of high-value program support services.

Second quarter 2003 revenue was $18.8 million compared to $13.7 million for the same period a year ago, an increase of 38%. Net income for the second quarter 2003 was $2.9 million, or $0.14 per diluted share, an increase of 115% from $1.3 million, or $0.07 per diluted share in the same period a year ago.

For the first six months of 2003, revenue was $37.5 million, compared to $26.2 million for the first half of 2002, an increase of 43%. Income from operations for the first six months of 2003 was $6.7 million, or $0.32 per diluted share, up 159%, from $2.6 million, or $0.13 per diluted share in the same period a year ago. In the first quarter of 2003, the Company received a one-time tax benefit of $0.05 per diluted share.

Steven Myers, SM&A chairman and CEO said, “Our growth in the first half of the year demonstrates our ability to scale up our business while maintaining our profit model. Our account executives are focused on continuous improvement of our client relationships. Our recruiting engine is focused on providing people with greater skill levels and better qualifications. Our management team is focused on making constant system and process

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improvements while holding the line on costs. This is a very well organized, and highly motivated team of very capable people who see possibilities for substantial long-term growth.”

Bennett Beaudry, SM&A president and COO said, “We remain focused on partnering with our clients to provide them everything they need for success. We have a reputation for quality and we do everything we can to earn that reputation everyday with our clients. For instance, at our upcoming offsite in November, our employees will choose from among 20 seminars to attend with topics ranging from Win Strategy Development to Risk Management, and Systems Engineering to Acquisition Reform and Spiral Development. These seminars will update and sharpen our employees’ already exceptional domain knowledge.”

Executive vice president and CFO Cathy Wood said, “Our gross profit margins during the quarter reached 44.3%, the highest in 11 quarters. This improvement is attributed to better reporting systems that enabled management to more closely track costs for labor, travel and lodging. Also, during the quarter, we continued to reduce SG&A expenses as a percent of revenue, proving that we can scale our business efficiently. Going forward, we should continue to maintain gross margins at 40% or higher, and SG&A at 20% or lower as we continue to invest in areas affecting our scalability.”

Wood continued, “Our full year 2003 revenue growth expectations remain within a range of 33 to 35%. As a result of the Federal Government’s fiscal year-end in the September quarter, we expect a routine summer season flattening of proposal activity, as has been the pattern for most of our 21-year history. This may result in a modest decline in third quarter revenue, compared to the second quarter. We also continue to expect that fourth quarter revenue will be higher than the third, again as a result of seasonal increased demand for services in the fall already in our pipeline and backlog.”

The Company also reported that the number of employees deployed in support of its clients in June was an average of 187 compared to 151 in June of 2002, an increase of 24%.

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In another development, SM&A recently submitted its application to Nasdaq for listing on the Nasdaq National Market. There can be no assurance that Nasdaq will accept the application and elevate SM&A to the National Market.

Financial Notes

Gross margin as a percentage of revenue increased to 44.3% in the second quarter 2003 from 39.9% in the same period a year ago. SG&A expenses as a percentage of revenue for the second quarter 2003 declined to 18.2% from 21.9% in the same period a year ago due to the scalability of corporate staff in support of larger operations. Earnings before income taxes, depreciation, and amortization (EBITDA) was $4.9 million in the second quarter 2003, up 96% from $2.5 million in the same period a year ago. SM&A’s trailing 12-month earnings on continuing operations is now $0.51 per share compared to $0.20 per share in the period July 1, 2001 to June 30, 2002. The balance sheet showed $10.7 million cash on hand at the end on June 30, 2003.

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed more than 725 proposals worth more than $260 billion for its clients and has achieved an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of

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various risks and uncertainties. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 and the 10-Q for the period ended March 31, 2003 for additional information regarding risks affecting the Company’s financial condition and results of operations. Twelve-month results discussed in this release are not audited.

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Exhibit 99.1

SM&A

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$18,782	$13,654	$37,527	$26,206
Cost of revenue	10,469	8,204	21,181	15,572

Gross margin	8,313	5,450	16,346	10,634
Selling, general and administrative expenses	3,422	2,986	6,746	5,893

Operating income	4,891	2,464	9,600	4,741
Other income (expense):
Interest income (expense), net	9	(306)	10	(740)
Unrealized gain (loss) on interest rate swap	—	(157)	—	91

Other income (expense), net	9	(463)	10	(649)

Income from operations before income taxes	4,900	2,001	9,610	4,092
Income tax expense	2,010	658	2,942	1,515

Income from operations	2,890	1,343	6,668	2,577
Extraordinary loss from early extinguishment of debt, net of income taxes	—	—	—	(2,499)

Net income	$2,890	$1,343	$6,668	$78

Income per share from continuing operations:
Basic	$0.15	$0.07	$0.34	$0.13
Diluted	$0.14	$0.07	$0.32	$0.13
Loss per share from early extinguishment of debt:
Basic	$—	$—	$—	$(0.13)
Diluted	$—	$—	$—	$(0.12)
Net income per share:
Basic	$0.15	$0.07	$0.34	$0.00
Diluted	$0.14	$0.07	$0.32	$0.00
Shares used in calculating net income per share:
Basic	19,876	19,497	19,802	19,422
Diluted	21,360	20,563	21,110	20,419

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SM&A

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30 2003	December 31 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,715	$5,956
Accounts receivable, net	12,945	9,868
Prepaid expenses and other current assets	366	425
Deferred income taxes	1,130	1,277

Total current assets	25,156	17,526
Fixed assets, net	432	767
Other assets	229	111

	$25,817	$18,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,465	$1,335
Accrued compensation and related benefits	3,560	2,832
Income taxes payable	2,311	2,989
Net liabilities of discontinued operations	1,860	2,453

Total current liabilities	9,196	9,609
Deferred income taxes	73	73
Other liabilities	217	334

Total liabilities	9,486	10,016
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock.	50,713	49,438
Accumulated deficit	(34,382)	(41,050)

Total shareholders’ equity	16,331	8,388

	$25,817	$18,404

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